Exhibit 99.1

October 2, 2009	Contact:	Gary Pittman
Chief Financial Officer
(713) 654-8960

Edge Petroleum Corporation Announces Sale of Substantially all of its Assets,

Agreement with Senior Secured Debt Holders and Files for

Reorganization under Chapter 11 of the U.S. Bankruptcy Code

HOUSTON—(BUSINESS WIRE)—Edge Petroleum Corporation (Nasdaq: EPEX; EPEXP) (the “Company”) announced today that it and each of its subsidiaries have filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.  As part of its restructuring, the Company has reached an agreement with a group of the Company’s senior secured lenders (the “Supporting Lenders”) pursuant to which the Company intends to sell substantially all of its assets (the “Assets”) to a third party.  The Assets comprise all of the Company’s ownership interest in its direct and indirect subsidiaries, including Edge Petroleum Exploration Company, Miller Exploration Company, Edge Petroleum Operating Company, Inc., Edge Petroleum Production Company and Miller Oil Corporation.

To facilitate this sale, yesterday the Company also filed its proposed plan of reorganization (the “Plan”) and a motion (the “Sale Motion”) to establish an auction process to effect the sale of the Assets.  Together with the Sale Motion and the Plan, the Company will seek to achieve and implement that certain Purchase and Sale Agreement (the “Purchase Agreement”) dated September 30, 2009 with PGP Gas Supply Pool No. 3 (“PGP”), as buyer, subject to a higher and better offer solicited, selected and approved as the winning bid.  This filing and the Plan are designed to protect the integrity of the Company’s operations and the value of the Assets.  The Company and its subsidiaries intend to continue to manage their properties and operate their businesses in the ordinary course throughout the Chapter 11 process while the Company seeks confirmation of its reorganization plans under the jurisdiction of the Bankruptcy Court and attempts to implement the restructuring transaction.

Pursuant to the Purchase Agreement, the effective date for the sale of the Assets is June 30, 2009 and the purchase price for the Assets is $191.0 million subject to adjustment for, among other things, a downward adjustment related to certain changes in the NYMEX Strip Price over the five year period from January 1, 2010 through December 31, 2014 (the “Gas Pricing Downward Adjustment”).  The Gas Pricing Downward Adjustment is capped at approximately $23.9 million.  In addition, in certain events PGP will be entitled to a break-up fee in the amount of $6.0 million and an expense reimbursement of $500,000 in certain events if the contemplated transaction does not close or PGP is not the winning bidder in the auction.  The Company notes that it currently has approximately $226.5 million of outstanding principal under its Credit Agreement (defined below) which is substantially in excess of the proceeds expected to be received pursuant to the Purchase Agreement.

As evidenced by the Plan Support and Lock-Up Agreement (the “Plan Support Agreement”), dated as of September 30, 2009, both the Plan and the Sale Motion are supported by the Supporting Lenders who hold at least two-thirds of the outstanding principal amount of the Company’s senior secured bank debt under the Company’s Fourth Amended and Restated Credit Agreement among the Company, Union Bank of California, as Administrative Agent, and the other lender parties thereto, as amended (the “Credit Agreement”) and represent more than one-half in number of the lenders under the Credit Agreement.  John W. Elias, Chief Executive Officer of the Company, said, “During the past year, an extraordinary confluence of factors led to our need to pursue this financial restructuring, including the impact of the tightening and ultimate collapse of the credit markets, sharply declining commodity prices and a resulting deficiency in the Company’s borrowing base, and the large amount of unsustainable debt burdening the Company’s balance sheet.  The Board and management believe this financial restructuring is a necessary and prudent step and will allow the Company to satisfy its pre-petition debts, while maintaining the integrity of its producing assets during the bankruptcy process. We are working with our secured lenders and other creditors to ensure the bankruptcy process and the sale of the Company proceed as smoothly as possible.”

Mr. Elias continued, “The Chapter 11 process allows us to preserve the value of our assets and to operate our business without interruption while we implement our restructuring and wind-down in a controlled, court-supervised environment. I would also like to thank our employees, whose hard work and dedication has been essential to our continued operations.”

At the time of filing, the Company had in excess of $12 million in cash on hand. As it proceeds with its financial restructuring, the Company expects, based on current commodity prices, that its cash on hand and cash from operating activities will be adequate to fund its projected cash needs, including the payment of operating costs and expenses.

In addition to the filing of the Chapter 11 Cases, the Company asked the Bankruptcy Court to consider several “first day” motions on an expedited basis concerning its employees, vendors, and other service providers. Federal bankruptcy law generally prohibits the Company from paying outstanding obligations that arose prior to the chapter 11 filings.  These obligations will be provided for under the direction of the Bankruptcy Court

The Company will not make any principal and interest payments on its Credit Agreement while the Chapter 11 Cases are pending. Subject to Bankruptcy Court approval, the Company expects to treat the amounts outstanding under its Credit Agreement in a manner mutually acceptable to the Company, the bank lenders thereunder and the Supporting Lenders.

Under the terms of the proposed Plan, the Company’s pre-petition lenders will receive 100% of the proceeds from the sale of the Assets; provided, however, that the Consenting Lenders have agreed to “gift” certain monies to other claim holders. Pursuant to the proposed Plan, a liquidating trust (the “Liquidating Trust”) shall be created to facilitate payment of allowed claims and wind down the reorganized Company.

The plan of reorganization is subject to confirmation by the Bankruptcy Court and the approval of at least one of the impaired classes. The Company expects the Bankruptcy Court to enter a ruling on the Plan in early December 2009.

The Company’s management would like to inform investors of its strong belief that it is likely that there will be no value for its common stockholders or its 5.75% series A cumulative convertible perpetual preferred stockholders in the bankruptcy process, even under the most optimistic of scenarios and that the Plan does not currently contemplate such holders’ receiving any recovery absent a substantially higher and better offer for the Assets which is sufficient to pay the Company’s secured and unsecured creditors in full (and with respect to the common stock to pay the liquidation preference on the 5.75% series A cumulative convertible perpetual preferred stock). In this regard, stockholders of a company in chapter 11 generally receive value only if all claims of the company’s secured and unsecured creditors are fully satisfied. In this case and based on the expected proceeds from the sale of the Assets which is substantially less than the amount the Company’s secured and unsecured creditors are owed, the Company’s management strongly believes all such claims will not be fully satisfied, leading to its belief that the Company’s common stock and 5.75% series A cumulative convertible perpetual preferred stock will have no value.

The Company again urges investors to read our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 which we filed on August 6, 2009 and in particular to see “Item 1A - Risk Factors” included therein for a discussion of various risks associated with the bankruptcy process and the potential impact of those events on both our common stock and our 5.75% series A cumulative convertible perpetual preferred stock.

The Company has retained Akin Gump Strauss Hauer and Feld as legal counsel, and Parkman Whaling LLC as financial advisor.

Additional information about the Company’s restructuring, including access to court documents and other general information about the Chapter 11 cases, is available at www.KCCLLC.net/EdgePetroleum.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding the Company. Any statements included in this press release that address activities, events or developments that the Company expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•                  our inability to continue business operations during the Chapter 11 proceeding;

•                  our ability to obtain court approval of our plan of reorganization and various other motions we expect to file as part of the Chapter 11 proceeding;

•                  our ability to consummate our plan of reorganization as currently planned;

•                  risks associated with third party motions in the Chapter 11 proceeding, which may interfere with our reorganization as currently planned;

•                  our ability to seek, obtain and approve a higher or better offer as the winning bid in the bankruptcy court auction process;

•                  our ability to close a purchase and sale agreement, whether with PGP or an offer from a higher and better bid.

•                  the potential adverse effects of the Chapter 11 proceeding on our liquidity and results of operations;

•                  our ability to retain and motivate key executives and other necessary personnel while seeking to implement our plan of reorganization;

•                  our ability to continue as a going concern;

•                  discussions with our bank lender group and our other creditors;

•                  changes in general economic conditions;

•                  uncertainties in reserve and production estimates;

•                  unanticipated recovery or production problems;

•                  unanticipated results from wells being planned, drilled or completed;

•                  oil and natural gas prices and competition;

•                  the impact of derivative positions;

•                  production expense estimates;

•                  cash flow estimates;

•                  future financial performance;

•                  planned capital expenditures; and

•                  other matters that are discussed in the Company’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to the Company’s filings with the SEC, including Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009 and current reports on Form 8-K, for a discussion of these risks.

Additional Information and Where to Find It

Security holders may obtain information regarding the Company from the Company’s website at www.Edgepet.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to:  Chief Financial Officer, Edge Petroleum Corporation, 1301 Travis Street, Suite 2000, Houston, Texas  77002; phone: 713 654-8960.